Exhibit 5.1

DAVIS, GRAHAM & STUBBS LLP

June 9, 2011

Board of Directors

Credo Petroleum Corporation

1801 Broadway, Suite 900

Denver, CO 80202

Ladies and Gentlemen:

We have acted as counsel to Credo Petroleum Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s registration statement on Form S-3 (the “Registration Statement”) relating to the resale, from time to time, by selling securityholders of up to 1,837,000 shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”).  The shares of Common Stock included in the Registration Statement are referred to herein as the “Offered Securities.” We understand that the Offered Securities being registered under the Registration Statement will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

We have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company, and such other instruments and other certificates of officers and representatives of the Company and such other persons, and we have made such investigations of law, in each case, as we have deemed appropriate as a basis for the opinions expressed below. In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.  We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws. The foregoing reference to the Delaware General Corporation Law includes statutory provisions contained therein and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws.

Based on the foregoing, it is our opinion that the Offered Securities being registered for resale by the selling securityholders have been duly authorized by all necessary corporate action of the Company, have been validly issued by the Company and are fully paid and nonassessable.

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement and in any prospectus supplements related thereto under the heading “Legal Matters” as counsel for the Company who have passed on the validity of the Offered Securities being registered by the Registration Statement and as having prepared this opinion, and to the use of this opinion as a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ DAVIS, GRAHAM & STUBBS LLP

DAVIS, GRAHAM & STUBBS LLP